AGREEMENT OF SALE


AGREEMENT OF SALE, made as of October 23, 1996, among Harold L. Schwartz, Jr., having an address at 17105 Northway Circle, Boca Raton, Florida 33496, Irving Bass, as Trustee, having an address at 7663 Fenwick Place, Boca Raton, Florida 33496, Ellen Kisner, having an address at 9 The Poplars, Roslyn, New York 11576, Robin Haber, having an address at 300 East 75th Street, Apt. 28N, New York, New York 10021, and Scott Schwartz, having an address at 25 Juniper Lane, Muttontown, New York 11791 (collectively hereinafter referred to as "Sellers"), and Triangle Imaging Group, Inc., a Florida corporation, having an address at 12 South Penataquit Avenue, Bay Shore, New York 11706 ("Purchaser" or the "Company"). (Harold Schwartz, Scott Schwartz, Ellen Kisner and Robin Haber and sometimes referred to as "Schwartz Group" and Irving Bass, as Trustee, is sometimes referred to as "Bass").

1. Agreement To Sell. Sellers agree to sell, transfer and deliver to Purchaser, and Purchaser agrees to purchase, upon the terms and conditions hereinafter set forth, 760 shares of the capital stock of Engineered Business Systems, Inc., a corporation organized under the laws of Florida (the "Corporation"), having an address at 4400 West Sample Road, Coconut Creek, Florida 33073, said shares constituting all of the authorized and issued shares of the Corporation owned by Sellers (the "Shares"). Each of the Sellers own the following number of Shares:

                         Harold L. Schwartz, Jr.  --  377 Shares
                              Irving Bass  --  380 Shares
                               Ellen Kisner  --  1 Share
                               Robin Haber  --  1 Share
                              Scott Schwartz  --  1 Share

     2. Purchase Price. The aggregate purchase price to be paid by Purchaser is to be determined as set forth herein and payable as follows:

(a) Fifty Thousand Dollars ($50,000.00) is payable upon execution of this agreement as a part of the contract deposit by either (i) by check (payable to Greenberg & Vazquez, as attorneys for the Schwartz Group and Bass) subject to collection. The nonpayment of said check shall give Sellers the right to declare this agreement null and void, in addition to pursuing all other remedies against Purchaser on said check or as otherwise permitted by law; or

     (ii) Purchaser or its principal shareholder, shall deliver marketable securities, satisfactory to the Sellers in their sole discretion, having a market value of at least sixty thousand ($60,000.00), together with stock powers and all other documents in form and substance satisfactory to Sellers to enable Sellers to adequately secure the same as a part of the contract deposit.

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(b) Nine Hundred Fifty Thousand  Dollars  ($950,000.00)  (payable to Greenberg &
Vazquez, as attorneys for the Schwartz Group and Bass) at the closing (the "Closing Cash Payment").

(c) One Million Five Hundred Thousand Dollars ($1,500,000.00) at the closing by the execution and delivery of a Promissory Note (or several notes issued half among the Schwartz Group and half to Bass as each may direct) by Purchaser to Sellers in said amount, substantially in the form of Exhibit A hereto (the "Promissory Note"), secured by a Stock Pledge Agreement substantially in the form of Exhibit B hereto (the "Stock Pledge Agreement"), and further secured by a Security Agreement substantially in the form of Exhibit C hereto and UCC Financing Statements creating a security interest in the assets of the Corporation (the "Security Agreement"), with Florida documentary stamps paid by Purchaser.


(d) Five Hundred Thousand (500,000) shares of the common capital stock of Purchaser (the "Securities") upon execution of this agreement (to be registered half among the Schwartz Group and half to Bass as each may direct).

The money or marketable  securities and Securities  received pursuant to (a) and
(d) above (the "Deposit") shall be held in escrow by Greenberg & Vazquez as attorneys for Sellers in accordance with the terms of escrow annexed as Exhibit __, to be applied to the purchase price at closing or upon Purchaser's default, escrow agent shall deliver the Deposit to Sellers.


3. Adjustment to Closing Cash Payment/Promissory Note. The Corporation shall have cash reserves of $700,000 at closing. During the period between contract and closing, the Corporation shall not modify its normal business practices with respect to accounts receivable and accounts payable. All corporate taxes owed by the Corporation shall remain the obligation of the Corporation without adjustments to the purchase price. The parties acknowledge that the purchase price has been established anticipating that the Corporation has a combined federal and state income tax liability for the fiscal year ended August 31, 1996 of approximately $150,000. In the event the Corporation's combined federal and state income tax liability for the year ended August 31, 1996 is less than $150,000 (the "Savings"), the purchase price shall be increased by an amount equal to the Savings, which amount shall be added to the Promissory Note(s). To the extent the cash reserves at closing are less than $700,000 due to the combined tax liability (the "Tax Shortfall"), the purchase price shall be adjusted by reducing the Cash Payment by the Tax Shortfall and adding the Tax Shortfall to the Promissory Notes. To the extent the cash reserves at Closing are less than $700,000 for any reason other than the Tax Shortfall (the "Shortfall), the Purchase Price shall be reduced, and specifically the Closing Cash Payment shall be reduced by the amount of the Shortfall.

     4. Acceptable Funds. All money payable under this agreement, unless otherwise specified, shall

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be paid either: (a) in cash, but not more than $1,000 shall be paid in cash; (b)
by good certified check(s) of Purchaser, or official check(s) of any bank, savings bank, trust company, or savings and loan association which is a member of the clearing house association serving Florida, payable as directed by or to the order of Sellers; (c) by confirmed wire transfer(s) as directed by Sellers; or (d) as otherwise agreed to in writing by the parties or their attorneys.

5. The Closing. The "closing" means the settlement of the obligations of Sellers and Purchaser to each other under this agreement, including the payment of the purchase price to Sellers as provided in Article 2 hereof and the delivery of the closing documents provided for in Article 6 hereof. The closing shall be held at the offices of Greenberg & Vazquez 5550 Glades Road, Boca Raton, Florida 33431, at 10 A.M. on or before December 1, 1996 (the "closing date").

6. Closing  Documents.  At the closing Sellers shall execute and deliver to
Purchaser:

(a) the certificate or certificates for the Shares, duly endorsed so as to effectively transfer ownership of the Shares to Purchaser, together with all appropriate Federal and State transfer tax stamps affixed (subject to the obligation of Purchaser to deposit the Shares with Sellers in accordance with the provisions of the Stock Pledge Agreement); and

(b) letters of resignation from each Seller who is a director and officer of the Corporation, effective as of the closing hereunder.


At the closing Purchaser shall execute and deliver to Sellers:

(a) the Promissory Note, Stock Pledge Agreement, Security Agreement and UCC Financing Statements provided for in Article 2.

7. The Security Agreement. The Security Agreement shall create a purchase money security interest in favor of Sellers in the goods, chattels and other personal property described therein and all other personal property acquired after the closing by the Corporation and used in connection with the business, together with all proceeds thereof and all increases, substitutions, replacements and additions thereto.

Purchaser agrees to perfect the security interest of the Security Agreement by executing and delivering to Sellers appropriate Financing Statements and extensions and renewals thereof, in accordance with the provisions of the Uniform Commercial Code, and all other instruments or documents as may be reasonably requested by Sellers. All filing fees in connection therewith shall be paid by Purchaser. The provisions of this Article 7shall survive the closing.

8. Representations And Warranties Of Sellers. Each of the Sellers severally represents and warrants to Purchaser as follows:


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(a)  Seller  has full  power  and  authority  to carry out and  perform  his/her undertakings and obligations as provided herein.

(b) Seller is the owner of the Shares set forth in paragraph 1, and the Shares are all of the issued and outstanding shares of stock of the Corporation owned by Seller. All of the Shares have a par value of $.01, are fully paid and non-assessable, have not been assigned, pledged or hypothecated, and are free of all liens, and encumbrances (except for the shares of the Schwartz Group which are subject to a Voting Trust Agreement.

(c) To the best of the  Seller's  knowledge,  no  action,  approval,  consent or
authorization  of  any  governmental   authority  is  necessary  for  Seller  to
consummate the transactions contemplated hereby.

(d) To the best of the Seller's knowledge, the Corporation is a corporation duly organized on September 1, 1989, under the laws of Florida, and the Corporation is validly existing and has not been dissolved.

(e) To the best of the Seller's knowledge, there are no violations of any law or governmental rule or regulation pending against Seller, the Shares or the Corporation.

(f) To the best of the Seller's knowledge, (i) the Corporation has filed each tax return, including without limitation all income, excise, property, gain, sales, franchise and license tax returns, required to be filed by the Corporation prior to the date hereof; (ii) each such return is true, complete and correct, and the Corporation has paid all taxes, assessments and charges of any governmental authority required to be paid by it; and (iii) the Corporation has paid to the proper taxing authorities all income, social security, unemployment and other taxes and amounts required to be paid or withheld with respect to employees of the Corporation and others receiving compensation from the Corporation.

(g) To the best of Seller's knowledge, the financial statements, balance sheets and other information pertaining to the Corporation set forth in Exhibit D hereto are true, correct and complete as of the dates and for the periods set forth therein; have been prepared in accordance with generally accepted accounting principles consistently applied; and fairly represent the financial position of the Corporation at such dates and for such periods. To the best of Seller's knowledge, the Corporation had at said dates no liabilities or obligations of any kind, contingent or otherwise, not reflected in Exhibit F. To the best of Seller's knowledge, except as shown in Exhibit D, the Corporation owns outright each asset or item of property reflected therein, free of all liens, claims and encumbrances.

(h) The authorized, issued and outstanding capital stock of the Corporation is as

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set forth in Exhibit E and, except for the Voting Trust Agreement,  there are no agreements or options known by the Seller relating to the issuance or voting of any of the shares of the Corporation.

     (i) The subsidiaries of the Corporation are set forth on Exhibit F. (The Checknet subsidiaries are to be disposed of per paragraph 22.)

     9. Representations And Warranties Of Purchaser. Purchaser represents and warrants to Sellers as follows:

(a) Purchaser is a corporation under the laws of Florida. Purchaser has full power and authority to carry out and perform its undertakings and obligations as provided herein. The execution and delivery by Purchaser of this agreement and the consummation of the transactions contemplated herein have been duly authorized by the Board of Directors of Purchaser and will not conflict with or breach any provision of the articles of incorporation or by-laws of the Purchaser, or any agreement or indenture to which Purchaser may be a party.

(b) All corporate action on the part of the Company, its directors and stockholders necessary for the due authorization, execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated herein and therein, and for the due authorization, issuance and delivery of the Securities has been taken or will be taken prior to the Closing. This Agreement and the Ancillary Agreements are legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and compliance herewith and therewith and the issuance and sale of the Securities will not result in any violation of or be in conflict with, or result in a breach of, or constitute a default under, any term or provision of any state or Federal law, ordinance, rule or regulation to which the Company is subject, or the Company's Certificate of Incorporation or By-Laws, as amended and in effect on the date hereof, or any mortgage, indenture, agreement, instrument, judgment, decree, order or other restriction to which the Company is a party or by which it is bound, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such term. No stockholder has any pre-emptive right or rights of first refusal by reason of the issuance of the Securities. The Securities, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and the Securities will be free of any liens or encumbrances.

     (c) No consent, approval, qualification, order or authorization of, or filing with,

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



any governmental authority is required in connection with the Company's valid execution, delivery or performance of this Agreement and the Ancillary Agreements, or the offer, issue or sale of the Securities by the Company, or the consummation of any other transaction contemplated on the part of the Company hereby.

(d) The offer, issuance and sale of the Securities as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and from any registration or filing requirements of any applicable state securities laws and neither the Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemption.

(e) There are no judgments, liens, suits, actions or proceedings pending or, to the best of Purchaser's knowledge, threatened against Purchaser or its property.

(f) Purchaser has conducted such "due diligence" or investigation concerning, without limitation, the Shares, the Corporation, the business of the Corporation and its properties, assets, liabilities, prospects and financial condition as Purchaser requires, or has waived same, prior to entering into this agreement.

10. No Other Representations. Purchaser acknowledges that neither Sellers nor any representative or agent of Sellers have made any representation or warranty (expressed or implied) regarding the Corporation, or any matter or thing affecting or relating to this agreement, except as specifically set forth in this agreement.

11.  Conduct Of The Business.  Sellers, until the closing, shall:

(a)  endeavor to conduct the business in the normal, useful and regular manner;

(b) endeavor to preserve the business and the goodwill of the customers and suppliers of the business and others having relations with Sellers; and

(c) give Purchaser and its duly designated representatives reasonable access to the books and records of the Corporation, and furnish to Purchaser such data and information pertaining to the Corporation as Purchaser from time to time reasonably may request.

     12. Conditions To Closing. The obligations of the parties to close hereunder are subject to the following conditions:

(a) All of the terms, covenants and conditions to be complied with or performed by the other parties under this agreement on or before the closing shall have been complied with or performed in all material respects.


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(b) All  representations  or warranties of the other parties  herein are true in all material respects as of the closing date.

If Purchaser shall be entitled to decline to close the transactions contemplated by this agreement, but Purchaser nevertheless shall elect to close, Purchaser shall be deemed to have waived all claims of any nature arising from the failure of Sellers to comply with the conditions or other provisions of this agreement of which Purchaser shall have actual knowledge at the closing.

13. Liquidated Damages/Specific Performance. If Purchaser defaults under this agreement, Sellers as their sole remedy shall be entitled to declare this agreement null and void and to retain the Deposit and any other sums paid by Purchaser hereunder as liquidated damages, whereupon this agreement shall terminate (but the Ancillary Agreements shall survive) and neither Sellers nor Purchaser shall have any further claim against the other, except insofar as the representations and warranties made by Purchaser with respect to the Securities delivered upon execution of this agreement or at closing and under the registration rights agreement shall survive. [If Purchaser shall have deposited marketable securities pursuant to 2(a)(ii) above, such shall be liquidated, with Purchaser being entitled to the excess proceeds over $50,000 and Purchaser remaining liable for the deficiency under $50,000.] If Sellers (or either of the Schwartz Group or Bass) defaults under this agreement, Purchaser shall be entitled to seek specific performance from the defaulting party.

14. Brokerage. The parties hereto represent and warrant to each other that they have not dealt with any broker or finder in connection with this agreement or the transactions contemplated hereby, and no broker or any other person is entitled to receive any brokerage commission, finder's fee or similar compensation in connection with this agreement or the transactions contemplated hereby. Each of the parties shall indemnify and hold the other parties harmless from and against all liability, claim, loss, damage or expense, including reasonable attorneys' fees, pertaining to any broker, finder or other person with whom such party has dealt. The provisions of this Article 14 shall survive the closing.

     15. Assignment. Purchaser shall not assign this agreement without the prior written consent of Sellers in each instance. Any attempted assignment without Sellers' consent shall be null and void.


16. Notices. All notices, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered by hand or by registered or certified mail, return receipt requested, with postage prepaid, to Sellers or Purchaser, as the case may be, at their addresses first above written, or at such other addresses as they may designate by notice given hereunder. Copies of all such notices, demands and other communications simultaneously shall be given in the aforesaid manner to Sellers' attorneys, Greenberg & Vazquez, attention Jeffrey Greenberg, Esq. 5550 Glades Road, Suite 401, Boca Raton, Florida 33431 and to Chekow & Kisner, P.C., attention Ronald Kisner, Esq., at 111 Great Neck Road, Great Neck, New York 11021, and to Purchaser's attorney, Richard P. Greene, Esq.
at 2455 East Sunrise Boulevard, Ft. Lauderdale, Florida 33304.


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17.  Survival.  None of the  representations,  warranties,  covenants,  or other obligations of Sellers hereunder shall survive the closing, except as expressly provided herein and then only for a period of one year from the closing date. Acceptance of the duly endorsed Shares by Purchaser shall be deemed full and complete performance and discharge of every agreement and obligation on the part of Sellers hereunder, except those, if any, which expressly are stated herein to survive the closing, and then such survival shall be only for a period of one year.

     The representations, warranties, covenants and other obligations of the Purchaser hereunder, or under any of the Ancillary Agreements, shall survive closing.

     18. Entire Agreement. This agreement contains all of the terms agreed upon between Sellers and Purchaser with respect to the subject matter hereof. This agreement has been entered into after full investigation.

     19. Changes Must Be In Writing. This agreement may not be altered, amended, changed, modified, waived or terminated in any respect or particular unless the same shall be in writing signed by the party to be bound.

     20. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Florida.

21. Binding Effect. This agreement shall not be considered an offer or an acceptance of an offer by Sellers, and shall not be binding upon Sellers until executed and delivered by both Sellers and Purchaser. Upon such execution and delivery, this agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, executors, administrators, successors and permitted assigns.

22. Disposition of Checknet Prior to Closing. It is understood that the Checknet companies are not included in this sale. Sellers may cause the Corporation to dispose of the stock or the assets of the Corporation's Checknet subsidiaries, as set forth in Exhibit F, prior to closing, without adjustment to the purchase price. In connection with the disposition of the Checknet companies, the Corporation shall enter into such agreements with the Checknet companies as may be required (including, without limitation, assignments, assumptions, subleases and facilities or services sharing arrangements) with respect to the property, premises and equipment used, occupied or possessed by the Checknet companies and so as to continue to afford such companies such use, occupancy and possession, provided, however, that the existing liability of the Corporation for such use, occupancy and possession by Checknet shall not be increased or extended under any such agreements but transferred as effectively as possible to Checknet.

     Purchaser shall have no claims, but shall cooperate with Seller to effect the Checknet disposition if such is not concluded prior to closing.

     23. Counterparts. This agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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     24. Paragraph  Headings.  The paragraph  headings in this agreement are for convenience and reference only and shall not be deemed to alter or effect any provision hereof.

     25. Ancillary Documents. In connection with this agreement, the parties have executed and delivered the following (the "Ancillary Agreements"):

(a) A Registration Rights Agreement, providing for the registration of the Securities delivered hereunder at the time of contract and at closing, and effective in accordance with its terms;

(b) An Investment Letter with respect to the Securities delivered hereunder at the time of contract and at closing, and effective in accordance with its terms; and

(c)  A Shareholders Agreement with respect to the Securities.

     26. Additional Documents. The parties agree to execute and deliver such additional documents and instruments as may be necessary to effect the transactions set forth in this agreement.

27. Attorneys and Accountants. Each of Seller and Purchaser shall pay their own costs of the transaction, including attorneys and accountants, except Purchaser shall pay for the costs of its "due diligence" including reimbursement of fees and disbursements incurred by Feldman Radin & Co.

28. Actions or Proceedings. With respect to any legal action or proceeding arising under this Agreement or any Ancillary Agreement the Purchaser, to the fullest extent permitted by law, hereby: (a) submits to the jurisdiction of the state and federal courts in the State of Florida; (b) agrees that the venue of any such action or proceeding may be laid in Palm Beach County (in addition to any county in which any collateral is located) and waives any claim that the same is an inconvenient forum; (c)waives any right to immunity from any such action or proceeding and waives any immunity or exemption of any property, wherever located, from garnishment, levy, execution, seizure or attachment prior to or in execution of judgment, or sale under execution or other process for the collection of debts; (d) waives trial by jury; and (e) waives any right to interpose any set-off or counterclaim or to plead laches or any statute of limitations as a defense in any such action or proceeding, and waives all statutory provisions and requirements for the benefit of Purchaser, now or hereafter in force.



 IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.





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In the presence of:


                                                 ------------------------------
                                                     Harold L. Schwartz, Jr.

                                                 ------------------------------


                                                   ----------------------------



                                                   ----------------------------
                                                             Irving Bass

                                                 ------------------------------


                                                 ------------------------------



                                                   ----------------------------
                                                              Ellen Kisner

                                                 ------------------------------


                                                 ------------------------------


                                                  -----------------------------
                                                               Robin Haber

                                                 ------------------------------


                                                 ------------------------------


                                                  -----------------------------
                                                             Scott Schwartz


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


                                                 ------------------------------


                                                 ------------------------------




                                                TRIANGLE IMAGING GROUP, INC.
                                                ATTEST:
                                                    By ________________________
                                                               President

                                                    By ____________________
                                                               Secretary






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